Exhibit 5.1

Philip Magri, Esq.	11 Broadway, Suite 615
New York, NY, 10004
T: (646) 502-5900
F: (646) 836-9200
pmagri@magrilaw.com
www.magrilaw.com

April 11, 2013

Board of Directors

Savvy Business Support, Inc.

123 West Nye Lane, Suite 455

Carson City, NV 89706

Re:	Savvy Business Support, Inc.
Post-Effective Amendment No. 2 to Registration Statement on Form S-1 (File No: 333-184110)

To the Board of Directors of Savvy Business Support, Inc.:

I have acted as securities counsel to Savvy Business Support, Inc., a Nevada corporation (the “Company”), in connection with the preparation of above-captioned post-effective amendment (the “Post-Effective Amendment”) to the Company’s registration statement on Form S-1 (File No: 333-184110) ( the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) to register under the Securities Act of 1933, as amended (the “Act”), an aggregate of 90,000,000 shares of common stock, par value $0.0001 per share (the “Common Stock”), of the Company issuable upon the conversion of an aggregate of 4,500,000 shares of Series A Convertible Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”), previously issued by the Company.

In my capacity as counsel to the Company, I have reviewed the Company’s Articles of Incorporation, as amended, Certificate of Designations of the Series A Preferred Stock, Bylaws, the Registration Statement and the Post-Effective Amendment, the exhibits thereto, Board Resolutions, and such other records, documents, statutes and decisions as I have deemed relevant in rendering this opinion.

In my examination, I have assumed the genuineness of all signatures, the legal capacity of natural persons signing or delivering any instrument, the authenticity of all documents admitted to me as originals, the conformity to original documents submitted to me as certificated or photostatic copies, the authenticity of the originals of such latter documents and the date of authorization and valid execution and delivery of all documents. As to any facts material to this opinion, I have relied upon statements and representations of the Company’s sole officer and other representatives of the Company.

Based upon the foregoing and having regard for such legal considerations as I deem relevant, I am of the opinion that the shares of Series A Common Stock have been duly and validly authorized for issuance, have been legally issued and constitute fully paid and non-assessable shares of capital stock of the Company. Furthermore, I am of the legal opinion that the shares of Common Stock issuable upon the conversion of the Series A Preferred Stock have been duly and validly authorized for issuance and when issued in accordance with the terms and conditions of the Certificate of Designations governing the Series A Preferred Stock on file with the Secretary of State of the State of Nevada, shall be legally issued and shall constitute fully paid and non-assessable shares of capital stock of the Company.

I express no opinion on the laws of any jurisdiction other than the federal securities laws and the Nevada Revised Statutes, including its applicable statutory provisions, the rules and regulations underlying those provisions and the applicable judicial and regulatory determinations.

I hereby consent to the filing of this legal opinion as an exhibit to the Post-Effective Amendment to the Registration Statement, as may be amended from time to time. I also consent to the reference to my name and this firm under the heading “Experts” in the prospectus which forms a part of the Post-Effective Amendment to the Registration Statement.

Very truly yours,

/s/ Philip Magri
Philip Magri, Esq.